EXHIBIT 99.2

Philip Morris International Inc.
2013 Third-Quarter Results Conference Call
October 17, 2013

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2013 third-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call, we will be talking about results for the third quarter of 2013 and comparing them to the same period in 2012, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of this presentation, which is also posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

As anticipated, we achieved improved financial results in the third quarter compared to the first half of the year, despite the persistent severe macro-economic challenges and their extraordinary impact on industry volume. Adjusted diluted EPS, excluding currency, increased by 10.9% in the quarter.

(SLIDE 5.)

A key driver of our performance has been the strength of our brand portfolio, despite its strong premium skew in a weak economy. We have strong market share momentum in the majority of our main markets with the key exception of Japan and the Philippines, where the issues are known. In the quarter, our market share increased in the EU, EEMA and Latin America & Canada Regions, while the international share of Marlboro, excluding China and the Philippines, increased to 9.3%. Our quarterly share in Asia was impacted by the timing of our shipments in Pakistan, as well as the share losses in the Philippines. On a year-to-date September basis, our international share, excluding China and the Philippines, is stable at 26.7%.

(SLIDE 6.)

The second key driver has been pricing. During the third quarter, we achieved a pricing variance of $488 million, bringing our total pricing variance for 2013 to over $1.5 billion. This compares favorably to the $1.3 billion achieved during the same period in 2012 and significantly more than offset the $900 million in unfavorable volume/mix.

In addition to the substantial amount of pricing taken at the beginning of the year, we have increased prices in a number of markets since May. These include Argentina, Australia, France, Germany, Indonesia, Kazakhstan, Russia, Spain and Ukraine.

Strong pricing, coupled with the timing of certain cost items, enabled us to increase our adjusted OCI margin ex-currency between the first half and the third quarter of this year from 45.2% to 47.5% behind a strong expansion in the EU, EEMA and Latin America & Canada Regions.

(SLIDE 7.)

We anticipate a strong fourth quarter. The adjustment to our reported diluted 2013 EPS guidance today reflects the impact of changes in exchange rates, an estimated fourth quarter charge for restructuring and a cautious outlook regarding certain markets.

In July, we forecast a reported diluted EPS guidance for 2013 of $5.43 to $5.53. Today’s guidance includes an additional two cents in unfavorable currency at prevailing exchange rates for a total of 33 cents per share for the full-year. It also includes approximately three cents per share for a fourth-quarter charge related to the restructuring program that we announced at the end of last month, and the one cent charge related to the American Taxpayer Relief Act of 2012, which we reported in the first quarter of 2013.

Our reported diluted EPS guidance for 2013 is now $5.35 to $5.40. Excluding currency and the aforementioned charges, this represents a growth rate of approximately 10%, compared to our adjusted diluted EPS of $5.22 in 2012.

(SLIDE 8.)

Let me now review a number of our key geographies, starting with the EU Region.

While unemployment continued to rise throughout 2012 in the 28 EU Member States, it has remained stable this year at an average rate of 10.9%. However, unemployment has continued to increase notably in France and Italy.

Despite the continued weak macro-economic environment, the rate of decline in cigarette industry volume has gradually moderated through the year. After a decline of 10.6% and 8.0%, respectively, in the first and second quarters, cigarette industry volume in the EU Region declined by 5.4% in the third quarter, helped by the reduction in the excise tax differential between cigarettes and fine cut in several Southern European countries and stabilization in the prevalence of illicit trade, albeit at a high level.

For the full year, we are still expecting total cigarette industry volume to be down between 7% and 8%, while fine cut industry volume should be up slightly. Going forward, we expect market declines to remain above historical levels until European governments successfully tackle the issues of unemployment and illicit trade, and consumer sentiment and purchasing power improve.

(SLIDE 9.)

Our business fundamentals remain strong across the EU Region. We have gained share so far this year in all of the six largest cigarette markets in the Region, namely France, Germany, Italy, Poland, Spain and the UK. In addition, we have successfully leveraged our cigarette brands in the fine cut category, gaining 1.0 share point year-to-date September on a Regional basis to reach 14.4%.

While our OCI, excluding currency, remained below last year’s level through September, it increased by 5.4% in the third quarter and we expect an improvement in profitability in the fourth quarter.

(SLIDE 10.)

Our four key brands, Marlboro, L&M, Chesterfield and Philip Morris, continue to perform well. They all gained cigarette market share in the EU Region in the third quarter. During the quarter, the share of Marlboro was higher notably in Belgium, France, Greece, Italy, the Netherlands, Poland and Spain, a remarkable result in view of the economy, while L&M was the fastest-growing brand in the Region as a whole in terms of market share.

(SLIDE 11.)

I will complete my overview of the EU Region with an update on the status of the Tobacco Products Directive, or “TPD”.

The European Parliament debated the proposal last week and accepted several amendments. The Parliament notably agreed to a 65% health warning rather than the proposed 75%; that flavored cigarettes, including menthol variants, should be prohibited after a transition period of five years following the transposition of the TPD; that slim cigarettes should continue to be allowed; and that e-cigarettes would not be treated as medical devices but rather be more strictly regulated under the TPD with higher nicotine thresholds than originally foreseen.

(SLIDE 12.)

We welcome these marginal improvements, but regret that the European Parliament voted to ban an entire segment of the legal market, despite the inevitable increase in illicit trade that this will fuel. They have failed to provide a comprehensive framework for reduced harm products and have continued to include oversized health warnings without any apparent concern for property rights that the EU Charter protects and restrictions on pack formats. Finally, the proposal still contains an unworkable and discriminatory anti-illicit trade solution, which adds complexity to the legitimate supply chain without addressing the core problem.

(SLIDE 13.)

The next step is for the European Parliament, the Council of Ministers and the European Commission to reach a final consensus. While the timing remains uncertain, the TPD is expected to be adopted before the end of this year or during the first quarter of 2014. There will then be a period of 18-24 months for the Directive to be transposed into national legislation at the Member State level, so that it may become effective across the EU by the end of 2015.

(SLIDE 14.)

Let me now turn to the two key EEMA markets, starting with Russia.

We implemented an additional price increase of four Rubles per pack during the June-July period on most of our brands, thus enhancing unit margins. Due to the higher prices, a deteriorating economic environment and the implementation in June of workplace smoking restrictions, there was an acceleration in the rate of cigarette industry volume decline in the third quarter to an estimated 9%, mainly impacting the super-low segment. For the full-year, we expect industry volume to be down by about 7% to 8%.

Our market share performance continues to be resilient, in spite of competitors again lagging our price increases this year. Our August year-to-date market share was 26.1%, down by 0.1 share point, with Parliament in particular performing very well in the above premium price segment. Despite the lower volume, our strong pricing enabled us to increase our profitability ex-currency at a double-digit rate in the third quarter.

In September, the Russian Duma approved the excise tax rates on cigarettes for the period 2014 through 2016. In line with expectations, the ad-valorem rate will increase from 8.0% to 8.5% next January, while the specific excise tax will increase from 550 to 800 Rubles per thousand cigarettes. The pass-on for Marlboro would be around eight Rubles per pack, or approximately 11%. The increase in the specific excise tax is 45% in 2014, while the increases in 2015 and 2016 are slated to be 20-25%.

(SLIDE 15.)

In Turkey, cigarette industry volume declined by an estimated 5% in the third quarter. Illicit trade declined only marginally from the second quarter. For the full year, we are forecasting an industry volume decline of around 7% to 8%.

Our business fundamentals remain strong with sequential volume improvements. Our market share was up by 0.1 point in the quarter through August to 46.1%, with further gains from premium Parliament and mid-price Muratti. Both Lark and L&M suffered some share erosion at the 6.50 Lira per pack price, due to the rapid emergence of a 6 Lira and below per pack segment. This was partly offset by our successful launch of Chesterfield at 6 Lira. The brand achieved a 1.2% market share in August, just three months after its introduction.

(SLIDE 16.)

Finally Asia, where I will start with the Philippines.

Tax-paid industry volume in the third quarter declined at a rate of 6.7% to 23.0 billion units, in line with the second-quarter trend and a significant improvement over the first-quarter decline rate of nearly 40%. However, Nielsen consumer off-take, adult smoking incidence and adult daily consumption data indicate that cigarette consumption is essentially stable, while down-trading has been significant.

The difference can be explained by the huge under-declaration by our main local competitor. While it increased its tax-declared volume from an average of 500 million units per month in the first quarter to 1.1 billion units in the second quarter and 1.4 billion units in August, we estimate that this represented less than half of the volume it sold during this period. The retail price of its main brand, Mighty, has remained at 1 Peso per cigarette. This is an economically unsustainable level when paying full taxes. We continue to work with the Bureau of Internal Revenue, the Bureau of Customs and other government authorities to address this issue.

During the third quarter, we started to reduce our pricing support behind Fortune and especially our lowest-priced brands. As a result, our monthly volume declined and our share of the tax-paid market dropped from 82.5% in the second quarter to 77.2% in the third quarter. We will continue to tactically balance the volume and profitability equation but, until the authorities address the issue decisively, the Philippines will remain a significant challenge.

(SLIDE 17.)

Let me now turn to Japan, where cigarette industry volume was down by just over 1% in the third quarter and remains on track to decline by about 2% for the full year.

We have two key objectives in Japan: to reinforce our leadership in the growing menthol segment and to improve our performance in the larger non-menthol segment. To address the latter, we launched a new smoother-tasting Marlboro Clear in three variants in September, to widen the appeal of the brand to mainstream non-menthol adult smokers and improve Marlboro’s relatively small 6.2% share of this segment, which still accounted for 73.7% of the total market year-to-date September.

Our market share decreased by 1.0 point in the third quarter to 26.5%, reflecting the impact of competitors’ launches in the second quarter on Marlboro’s menthol segment share and continued out-switching from the more traditional Lark and Philip Morris non-menthol variants. Marlboro’s market share of 12.2% was, however, in line with the previous quarter, helped by the launch of Marlboro Clear. This new initiative and our pipeline of consumer-relevant innovative offers should enable us to gradually stabilize our market share in Japan. Our optimism is backed by the gradual reduction in the quarter-to-quarter share decline during the year and positive preliminary adult consumer off-take data for September.

Earlier this month, the Japanese government confirmed its intention to raise the consumption tax from 5% to 8% next April. The pass-on for Marlboro would be about 14 Yen per pack, but keep in mind that any price increase in Japan requires approval from the Ministry of Finance.

(SLIDE 18.)

Let me now turn to Indonesia, where the economic slowdown and the increase in the cost of basic foods and fuel impacted the cigarette industry, which grew by just 0.3% during the third quarter. As a result, we are now expecting full-year industry volume growth to be about 2%. The pressure on consumer purchasing power has been most acute among the lower-income strata, resulting in a 7.6% quarterly decline in cigarette volume in the low-price segment, while the premium and mid-price segments, where PMI is strongest, grew by 3.5% and 1.4%, respectively.

This development, along with the growing adult consumer preference for machine-made kreteks, has enabled us to continue to grow share. Sampoerna A and U Mild gained 0.6 points and 0.9 points, respectively, in the quarter. In addition, Marlboro has strong momentum: it gained 0.5 points to reach a quarterly share of 5.4%. Meanwhile, Dji Sam Soe has lost share since it became the first major brand to move above the 1,000 Rupiah per stick price point, ahead of competitive brands.

We have continued to increase prices on a regular basis and have now fully offset the impact of the January excise tax increase as well as higher clove costs.

Effective October 1, the government enacted an amended regulation that addresses the loophole whereby large manufacturers could spread their production volume across sister companies and benefit from lower excise tax rates. This will affect around 2% of our volume, while the impact will be much more significant for several of our competitors. We await the government’s decision as to whether the regular annual excise tax increase will be eliminated in 2014 - or at least moderated - to take into account the anticipated imposition of a new regional tax of 10%.

(SLIDE 19.)

Let me also say a few words about the exciting business development projects that we have recently completed.

The purchase of the remaining 20% interest in our Mexican affiliate for $703 million closed in the third quarter. This is a profitable 34 billion unit cigarette market, in which we achieved a 72.8% market share through September this year. Marlboro had a 51.7% share over the same period, one of the highest in the world. The acquisition is projected to be marginally accretive as of the fourth quarter this year.

The second deal that closed during the third quarter was the acquisition of a 49% stake in Arab Investors-TA for $625 million. Algeria is a profitable 30 billion unit cigarette market, in which we achieved an estimated 40% share this year through September, driven by Marlboro. This investment significantly enhances our prospects in this important North African market. The agreement also opens the door to additional business opportunities in certain other North African and Middle Eastern markets, such as Egypt. The acquisition is projected to be accretive as of 2014.

(SLIDE 20.)

Our free cash flow was up by 45.5%, excluding currency, in the third quarter due mainly to a reduction in working capital and higher net earnings.

In September this year, our Board approved a 10.6% increase in our quarterly dividend, which now stands at $3.76 per share on an annualized basis. It has more than doubled since the $1.84 rate at the time of the spin. Our target dividend payout ratio remains 65%. This reflects our strong confidence in our business fundamentals and future prospects. Our dividend yield is currently around 4.4%.

We spent a further $1.5 billion on share repurchases in the third quarter and expect a similar level of expenditures in the fourth quarter. By year-end, we will have spent about half of the $18 billion three-year program that was authorized by the Board in August 2012. Since the spin through this September, we have repurchased 539 million shares, representing approximately 26% of our shares outstanding at that time, at an average price of $60.02 per share. During this time, we have been able to sustain our very solid balance sheet and remain committed to maintaining our single A credit rating.

(SLIDE 21.)

In conclusion, our business fundamentals are solid and our commitment to reward our shareholders remains steadfast.

Despite persistently difficult macro-economic conditions, our third-quarter results were in line with our expectations and we anticipate a strong fourth quarter. We have updated our guidance to reflect prevailing exchange rates and the fourth-quarter restructuring charge, as well as a cautious outlook regarding certain markets. Our 2013 reported diluted EPS guidance is $5.35 to $5.40, and represents a full-year growth rate of approximately 10%, excluding currency and charges, compared to our 2012 adjusted diluted EPS of $5.22.

(SLIDE 22.)

Thank you. I will now be happy to answer your questions.

(SLIDE 23.)

NICK ROLLI

That concludes our call. If you have any follow-up questions, please contact the investor relations team here in Switzerland. Thank you for joining us.

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